Exhibit 16.1

 July 9, 2014

Securities and Exchange Commission
100 F. Street
Washington, DC 20549 - 7561

Re: Advanced Cannabis Solutions, Inc.
Commission File No. 000-54457

We have read the statements that we understand Advanced Cannabis Solutions, Inc. will include under Item 4.01 of the Form 8-K report dated July 10, 2014 and agree with such statements in so far as they apply to our firm.

We have no basis to agree or disagree with any other statement made in Item 4.01 of such report.

Sincerely,

Cutler & Co., LLC